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                                                                    EXHBIT 10.14


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement"), is made and entered into this 29th day of December, 1999, by and between Bolt, Inc. (which, together with any parent companies, subsidiaries and affiliates shall be referred to as "Bolt" or the "Company"), a Delaware corporation with its principal offices located at 304 Hudson Street, New York, New York 10013, and Richard Glosser (the "Executive").

                                   WITNESSETH

         WHEREAS, the Company has a need for the Executive's personal services in an executive capacity; and

         WHEREAS, the Executive and the Company desire to enter into a formal Employment Agreement to fully recognize the contributions of Executive to the Company and to assure continuous harmonious performance of the affairs of the Company.

         NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.       Position.

         The Company hereby agrees to employ the Executive to serve in the role of Executive Vice President. The following lines of Bolt's business shall report directly to the Executive: business development, e-commerce operations, business intelligence and advertising sales. The Executive accepts such employment upon the terms and conditions hereinafter set forth, and further agrees to perform to the best of the Executive's ability the duties consistent with the stature of such position, as may be assigned by the Board of Directors and the President and Chief Executive Officer ("CEO"). So long as Dan Pelson is the President and CEO of the Company, the Executive shall report directly to Dan Pelson. In the event that Dan Pelson is no longer the President and CEO of the Company, the Executive shall become the Chief Operating Officer of the Company and shall report directly to either the President or CEO. The principal location of the Company's business for purposes of Executive's employment shall be New York City.

2.       Term of Employment and Renewal.

         The term of Executive's employment under this Agreement will commence on January 17, 2000, which shall be deemed, the Effective Date of this Agreement (the "Effective Date"). Subject to the provisions of Sections 10 and 11 of this Agreement, the term of Executive's employment hereunder shall be for a term of two (2) years from the Effective Date (the "Term"). The Company shall not terminate this Agreement during the Term except for death, disability (as defined in Section 10 of this Agreement), or Cause (as defined in Section 10 of this Agreement). The last day of the Term shall be referred to as the "Expiration Date," irrespective of any earlier termination in accordance with the terms of this Agreement.
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3.       Compensation and Benefits.

         (a) Salary. As compensation for all services to be rendered pursuant to this Agreement, commencing on the Effective Date, the Company agrees to pay the Executive a base salary at an annual rate of ONE HUNDRED EIGHTY THOUSAND DOLLARS ($180,000) through January 17, 2001 and at an annual rate of ONE HUNDRED NINETY FIVE THOUSAND DOLLARS ($195,000) from January 18, 2001 through the Expiration Date, payable in such installments as is the policy of the Company (the "Salary"), but no less frequently than monthly.

         (b) Bonus. The Executive shall receive an annual bonus in the amount of FIFTY THOUSAND DOLLARS ($50,000) ("base bonus"). The base bonus shall be paid in four (4) quarterly installments, each payable on the next regular pay day following the end of each calendar year quarter throughout calendar years 2000 and 2001.

         In addition, the Executive shall be eligible to receive a performance bonus based on the overall annual financial performance of the Company ("performance bonus"). The award of performance bonus shall be determined based on the attainment of mutually agreed upon, Company-wide revenue targets on a calendar year basis. If Company-wide revenues exceed the target for calendar year 2000, the Executive shall receive a performance bonus in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000) within thirty (30) days of the Company's calculation of its revenues for the year, which shall be determined in accordance with normal Company procedures, but not later than March 31, 2001. If Company-wide revenues exceed the target for calendar year 2001, the Executive shall receive a performance bonus in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000) within thirty (30) days of the Company's calculation of its revenues for the year, which shall be determined in accordance with normal Company procedures, but not later than March 31, 2002.

         In addition, if the Company's annual revenues exceed the annual target for calendar year 2000 by at least five million dollars ($5,000,000), the Executive shall receive an additional bonus in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000) for each five million dollars ($5,000,000) in excess of the target ("additional bonus"). However, the Executive's "total cash compensation" (i.e., salary plus bonuses) shall not exceed ONE MILLION DOLLARS ($1,000,000). Any additional bonus shall be paid within thirty (30) days of the Company's calculation of its revenues for calendar year 2000, which shall be determined in accordance with normal Company procedures, but not later than March 31, 2001. The terms of the Executive's additional bonus and the total cash compensation for calendar year 2001 shall be identical to calendar year 2000 and shall be paid out no later than March 31, 2002.

         (c) Benefits. The Executive shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its employees, including without limitation group life, medical, surgical, dental and other health insurance, disability, deferred compensation, profit-sharing and similar plans. The Executive shall also be entitled to paid vacation, in accordance with the Company's vacation policy. Such


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benefits shall be no less favorable to the Executive than as compared to any other employee of the Company, excluding Dan Pelson.

         (d) Options. Subject to the approval of the Board of Directors, the Executive shall be granted the number of options specified in, and in accordance with, the Stock Option Agreement attached hereto as Exhibit A, and in accordance with, the terms of the 1999 Employee, Director and Consultant Stock Option Plan (the "Stock Plan") (attached hereto as Exhibit B), at an exercise price of THREE DOLLARS AND THIRTY-THREE CENTS ($3.33) per share. It is anticipated that said options shall be granted upon the commencement of employment or shortly thereafter.

         In addition, if the revenue performance target established by the Board of Directors for the prior fiscal year (which ends on the preceding December 31) has been achieved, and if the Executive continues to be employed by the Company on said December 31, then on or before each of March 31, 2001, March 31, 2002, March 31, 2003 and March 31, 2004, the Company will grant to the Executive an option to purchase thirty-five thousand three hundred ninety-two (35,392) shares, subject to adjustment in accordance with the Stock Plan. If granted, these options shall be fully vested, shall have a term of ten (10) years, shall have an exercise price equal to the fair market value of the common stock on the date of grant, and shall be granted in accordance with the terms of the Stock Plan.

         All shares underlying options hereunder shall be registered pursuant to an S-8 registration concurrently or promptly after the Company's Initial Public Offering.

         (e) Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by him during the Term in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with the Company's policies.

         (f) Relocation Expenses. The Company will pay directly or reimburse the Executive for all reasonable, bona fide expenses incurred in relocating in order to accept and begin or continue employment at Bolt and which are documented by appropriate receipts, including without categorical limitation, movement of personal and household goods, pre-move house hunting trips, fees or commissions relating to the purchase and sale of the Executive's primary residence, taxes associated with the purchase or sale of the Executive's primary residence, travel between New York and California in the event that the Executive's family remains in California following the Effective Date, and federal and state taxes the Executive is required to pay due to the Company's reimbursement for any such expenses. Notwithstanding the foregoing sentence, the Executive shall not receive reimbursement for more than ONE HUNDRED SIXTY THOUSAND DOLLARS ($160,000), and no reimbursements shall be made unless and until the Executive provides a receipt for any particular expense.

         The Executive agrees to repay any money paid by Bolt pursuant to this
Section 3(f) if the Executive voluntarily resigns (other than for Good Reason) his employment with Bolt before such time as the Executive has been employed by the Company for two (2) years. Such obligation shall be in addition to any other remedies the Company may have for breach of


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contract, and shall in no way limit the Executive's contractual obligations to the Company, as articulated elsewhere in this Agreement. If the Executive voluntarily resigns his employment in breach of the Agreement, the Company shall be authorized to withhold up to FIVE THOUSAND DOLLARS ($5,000) from the Executive's final pay check and the Executive shall remit payment to the Company for the full amount of the relocation expenses for which the Executive had been reimbursed, less any amounts to be deducted from the Executive's final pay check, prior to the Executive's final day of employment with the Company.

4.       Confidentiality, Disclosure of Information.

         The Executive recognizes and acknowledges that the Executive will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term of this Agreement, or at any time following termination of this Agreement, disclose or permit to be known to any other person or entity (except as required by applicable law or in connection with the performance of the Executive's duties and responsibilities hereunder), or use for the Executive's own improper benefit or gain, any Confidential Information of the Company. The term "Confidential Information" includes, without limitation, information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements, personnel policies, the substance of agreements with customers, commercial contracts, suppliers and others, marketing arrangements, and customer lists and information relating to business operations and strategic plans of third parties with which the Company has or may be assessing commercial arrangements, any of which information is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). Therefore, the Executive will not, without the prior written consent of the Company's Board of Directors, disclose such Confidential Information or use the same, provided, however, that in the course of the Executive's services to the Company, the Executive may disclose such Confidential Information as the Executive deems necessary to carry out the Executive's duties to the Company. This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 4 by the Executive, regardless of whether the Executive continues to be employed by the Company. It is further agreed and understood by and between the parties to this Agreement that all information and records relating to the Company, as hereinabove described, shall be the exclusive property of the Company and, upon termination of the Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof, then in the Executive's possession or control shall be returned to and left with the Company.

5.       Inventions Discovered by Executive.

         The Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Inventions"), that relates to any line of business in which the Company engages and is made, conceived or first reduced to practice by the


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Executive, either alone or jointly with others, while performing services hereunder (or, if based on or related to any Confidential Information, within two (2) years after the termination of such employment), (a) which pertain to any line of business activity of the Company, whether then conducted or then being planned by the Company, (b) which are aided by the use of time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which relate to any of the Executive's work during the period of the Executive's employment with the Company, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive's right, title and interest in and to any such Inventions. During and after the Term of this Agreement, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the Executive's employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether alone or jointly with others related to the Executive's employment with the Company and which are protectable by copyright are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. Section 101, as amended, the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. Section 101, as amended, such work shall be owned solely by, or hereby assigned or transferred completely, and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive's agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 5 shall survive the termination of this Agreement.

6.       Non-Competition and Non-Solicitation.

         The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets) customers, accounts and business partners, and further acknowledges that during the course of the Executive's employment the Executive will have access to Bolt Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Company including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. The parties to this Agreement expressly acknowledge and agree that the Executive possesses skills that are special, unique or extraordinary, and that the value of the Company depends upon the Executive's use of such skills on the Company's behalf.

         In recognition of this, the Executive covenants and agrees that:



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         (a) During the Executive's employment with the Company, the Executive may not, without the prior written consent of the President and Chief Executive Officer of the Company, (whether as an employee, agent, servant, owner, partner, consultant, independent contractor or representative, stockholder or in any other capacity whatsoever): (i) perform any work other than Bolt work on Company time, on Company equipment, or at the Company's offices, (ii) conduct any business with any current or prospective Bolt customer on behalf of any entity or person (including the Executive) other than Bolt, or (iii) perform any work relating in any way to the demographic groups or e-commerce markets targeted by Bolt on behalf of any entity or person (including the Executive) other than Bolt. Subject to prior approval by Bolt's Board of Directors, the Executive may serve on corporate or advisory boards of non-competitive entities.

         (b) During the Executive's employment with the Company and for a period of one (1) year commencing on the termination of the Executive's employment from Bolt, the Executive may not (whether as an employee, agent, servant, owner, partner, consultant, independent contractor or representative, stockholder or in any other capacity whatsoever) participate in any activity relating in any manner to the development and/or sale or attempted sale of any of the products or services of the type or nature provided and/or sold by Bolt if such activity is performed on behalf of any Web-based business targeting the same (or substantially similar) demographic group as that targeted by Bolt (i.e., 15-20 year olds), unless the Executive obtains prior written consent from the President and Chief Executive Officer of the Company. The parties agree that, given the global nature of the internet and/or world wide web, any geographical limitations on this non-competition agreement are inappropriate.

         (c) During the Executive's employment with the Company and for a period of one (1) year commencing on the termination of the Executive's employment from Bolt, the Executive may not, directly or indirectly, entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever the independent contractor's engagement with the Company, nor may the Executive, directly or indirectly, be involved in the recruitment of any Company employee or any independent contractor who is then-engaged by Bolt on behalf of the Executive or any person or entity other than Bolt, absent prior written consent to do so from the President and Chief Executive Officer of the Company.

         (d) During the Executive's employment with the Company and for a period of one (1) year commencing on the termination of the Executive's employment from Bolt, the Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of Bolt to cease doing business with Bolt.

7.       Non-Disparagement.

         The Executive hereby agrees that during the course of the Executive's employment with Bolt and at all times thereafter, the Executive will not make any statement that is professionally or personally disparaging about, or adverse to, the interests of Bolt, any of its officers, directors, shareholders or employees including, but not limited to, any statement that disparages any person, product, service, finances, financial condition, capabilities or other aspect of the business of Bolt or any of its officers, directors, shareholders or employees. The Executive further agrees that during the course of the Executive's employment with Bolt and at all times thereafter, the


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Executive will not engage in any conduct that is intended to or has the result of inflicting harm upon the professional or personal reputation of Bolt or any of its officers, director, shareholders or employees.

8.       Provisions Necessary and Reasonable.

         (a) The Executive agrees that (i) the provisions of Sections 4, 5, 6 and 7 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Section 6 of this Agreement are reasonable and necessary to protect the Company's business interests; and
(iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

         (b) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

         (c) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

         (d) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 4, 5, 6 and 7 hereof upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographic scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

9.       Representations regarding Prior Work and Legal Obligations.

         (a) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer or any other person or entity that restricts the Executive's


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ability to engage in employment discussions, to accept employment with, or to perform any function for Bolt.

         (b) The Executive has been advised by Bolt that at no time, either during any pre-employment discussions or at any time thereafter, should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. The Executive expressly acknowledges that the Executive has not divulged or used any such information for the benefit of the Company.

         (c) The Executive acknowledges that the Executive has not and will not misappropriate any Invention that the Executive played any part in creating while working for any former employer.

         (d) The Executive acknowledges that Bolt is basing important business decisions on these representations, and affirms that all of the statements included herein are true.

10.      Termination and Severance.

         Notwithstanding the provisions of Section 2 of this Agreement, the Executive's employment hereunder may terminate under the following circumstances:

         (a) Termination by the Company Without Cause . The Executive's employment hereunder may be terminated, without Cause (as defined below) by the Company upon written notice to the Executive, provided, however, that if the Company terminates the Executive's employment without Cause, the Company shall continue to pay the Executive's Salary, benefits (or their cash equivalent, at the Company's discretion), and all accrued reimbursable expenses through the Expiration Date of the Term. In addition, the Executive shall be entitled to a pro-rata portion of the base bonus for the portion of the termination year prior to the termination date, plus any performance bonus and additional bonus if said performance bonus and/or additional bonus have been earned pursuant to the applicable measuring criteria as of the termination date. Options shall be vested in accordance with the terms of the Option Agreement.

         (b) Termination by the Executive With Good Reason.

         The Executive may resign and terminate this Agreement for Good Reason (as defined below), provided, however, that upon notice of the Executive's decision to terminate for Good Reason, the Company shall have thirty (30) days in which to cure such Good Reason. If the Company fails to cure such Good Reason within thirty (30) days, the Executive may resign and terminate this Agreement for Good Reason. If the Executive terminates for Good Reason, the Executive shall be entitled to the Executive's Salary, benefits (or their cash equivalent, at the Company's discretion), and all accrued reimbursable expenses through the Expiration Date of the Term. In addition, the Executive shall be entitled to a pro-rata portion of the base bonus for the portion of the termination year prior to the termination date, plus any performance bonus and additional bonus if said performance bonus and/or additional bonus have been earned pursuant to the applicable measuring criteria as of the termination date. Options shall be vested in accordance with the terms of the Option Agreement.



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         Good Reason shall mean any of the following which occurs at any time during Executive's employment with the Company:

                  (i) any significant diminution, without the Executive's prior consent, in the Executive's position, duties, responsibilities, power, title, or office;

                  (ii) any material change in the Executive's upward reporting relationship(s), without the Executive's prior consent;

                  (iii) any reduction in the Executive's salary in effect on the date hereof or as the same may be increased during the Executive's employment, without the Executive's prior consent;

                  (iv) any material breach by the Company of any material provision of this Agreement;

                  (v) any failure by the Board of Directors to approve the Stock Option Agreement as attached as Exhibit A; or

                  (vi) any change in reporting relationships such that the Executive does not report directly to Dan Pelson while Dan Pelson serves as President and/or CEO;

                  (vii) the appointment of someone other than the Executive as Chief Operating Officer (or appointment of another position senior to Executive other than President, CEO or Chief Financial Officer) while Dan Pelson serves as President and/or CEO, unless the Executive is elevated to Chief Operating Officer at or before the time of such appointment.

         In no event shall the Executive have Good Reason to terminate employment hereunder unless the Executive provides the Board of Directors of the Company with written notice of the reasons for which the Executive seeks to terminate, and the Company fails to cure such breach within thirty (30) days after receiving written notice thereof from the Executive.

         (c) Termination by the Company for Cause. The Company may terminate this Agreement for Cause at any time, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, Cause is defined as any act or omission that consists of the Executive's material breach of the terms of this Agreement which is not remedied within ten (10) business days after receipt of written notice specifying the details thereof, the Executive's material failure to perform a specific, lawful and written instruction of the CEO or Board of Directors (which task is within the sole and reasonable control of the Executive and is not remedied within ten
(10) business days after receipt of written notice specifying the details thereof), or the Executive's conviction of any felony or crime directly relating to the Company's business. Upon the giving of written notice of termination for Cause of the Executive's employment, the Company shall have no further obligation or liability to the Executive other than for Salary, benefits and reimbursable expenses earned or accrued under this Agreement to the date of termination which shall include any accrued but unused vacation.


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Notwithstanding the foregoing, the Executive may not be terminated for Cause, except by a vote of the Board of Directors.

         (d) Death. In the event of the Executive's death during the Term of this Agreement, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive other than the Salary, pro-rated base bonus for the portion of the calendar year prior to the termination date, any performance bonus and additional bonus if said performance and/or additional bonus have been earned pursuant to the applicable measuring criteria as of the termination date, and benefits and reimbursable expenses earned or accrued through the date of termination. Options shall vest and be exercisable in accordance with the Option Agreement.

         (e) Disability. The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Executive's employment under this Agreement through any illness, injury, accident, or condition of either a physical or psychological nature and, as a result, is, with or without reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for (a) a period of sixty (60) consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve
(12) month period during the Term. Any such termination shall become effective upon mailing or hand delivery of notice that the Company has elected its right to terminate under this subsection 10(e), and the Company shall have no further obligation or duty to the Executive other than for Salary, pro-rated base bonus for the portion of the calendar year prior to the termination date, any performance bonus and additional bonus if said performance and/or additional bonus have been earned pursuant to the applicable measuring criteria as of the termination date, benefits, and reimbursable expenses earned or accrued under this Agreement to the date of termination. Options shall vest and be exercisable in accordance with the Option Agreement.

11.      Choice of Law; Enforceability; Waiver of Jury Trial.

         The Executive acknowledges that a substantial portion of the Company's business is based out of and directed from the State of New York. The Executive also acknowledges that during the course of the Executive's employment with the Company the Executive will have substantial contacts with New York.

         This Agreement shall be deemed to have been made in the State of New York, shall take effect as an instrument under seal within New York, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of New York, without giving effect to conflict of law principles. Both parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in New York, and that the Agreement thereafter shall be maintained in New York. Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of Sections 4, 5, 6 and 7 of this Agreement, or to their breach, shall be commenced in New York in a court of competent jurisdiction. Both parties further acknowledge that venue for such action, demand or counterclaim shall lie exclusively in New York and that material witnesses and documents would be located in New York. Both parties further agree that any


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such action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

12.      Miscellaneous.

         (a) Assignment. The Executive acknowledges and agrees that the rights and obligations of Bolt under this Agreement may be assigned by the Company to any successors in interest. The Executive further acknowledges and agrees that this Agreement is personal to the Executive and that the Executive may not assign any rights or obligations hereunder.

         (b) Withholding. All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company's policies applicable to employees of the Company at the Executive's level.

         (c) Entire Agreement. This Agreement sets forth the entire agreement between the parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

         (d) Seal and Governing Law. This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

         (e) Amendments. Any attempted modification of this Agreement will not be effective unless signed by a specifically authorized officer of the Company and the Executive.

         (f) Waiver of Breach. The Executive understands that a breach of any provision of this Agreement may only be waived by a specifically authorized officer of the Company. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         (g) Severability. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (h) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered by private messenger, private overnight mail service, or facsimile as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

                  If to the Company:
                  Bolt, Inc.
                  304 Hudson Street
                  New York, NY  10013
                  Attn:  Dan Pelson
                  Telephone:  (212) 620-5900
                  Fax:  (212) 463-0248

                  With a copy to:
                  Sam Feigin, Esq.
                  Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. One Financial Center
                  Boston, MA 02111
                  Telephone:  (617) 348-1736
                  Fax:  (617) 542-2241

                  If to Executive:
                  Richard Glosser
                  955 Kirkside Road
                  Los Angeles, CA 90035

                  With a copy to:
                  Marc Chamlin, Esq.
                  Loeb & Loeb
                  345 Park Avenue
                  New York, NY 10154
                  Telephone:  (212) 407-4855
                  Fax:  (617) 407-4990

         (i) Survival. The Executive and the Company agree that certain provisions of this Agreement shall survive the expiration or termination of this Agreement and the termination of the Executive's employment with the Company. Such provisions shall be limited to those within this Agreement which, by their express and implied terms, obligate either party to perform beyond the termination of the Executive's employment or termination of this Agreement.

         (j) Disclosure and Confidentiality. The Executive agrees to provide, and agrees that the Company similarly may provide in its discretion, a copy of the covenants contained in this Agreement to any business or enterprise which the Company may directly or indirectly own, manage, operate, finance, join, control or in which the Company participates in the ownership, management, operation, financing or control, or with which the Company may be connected or may become connected as an officer, director, executive, partner, principal, agent, representative, consultant or otherwise. The Executive also agrees that the Company may disclose a copy of this Agreement if legally required to do so, and in connection with a partnering transaction, financing, or public offering, assuming that an appropriate confidentiality agreement is in place. The Executive further agrees not to disclose the existence or terms of this Agreement to any person other than the Executive's immediate family and legal, financial or accounting consultant.

         (k) Reassignment. The Executive acknowledges and agrees that should the Executive transfer between or among any affiliates of the Company, wherever situated, or otherwise become employed by any Company affiliate, or be promoted or reassigned to functions other than the Executive's present functions, all terms of this Agreement shall continue to apply with full force.

         (l) Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive's obligations hereunder will not breach or be in conflict with any other agreement, whether written or oral, to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants which would prevent the performance of the Executive's obligations hereunder.

         (m) Arbitration of Disputes. Any controversy or claim arising out of this Agreement or any aspect of the Executive's relationship with the Company (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5, 6 or 7 hereof, and the Company's pursuit of the remedies described in Section 8 hereof in connection therewith) shall be adjusted by arbitration in New York City in accordance with the then existing Commercial Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall split equally the costs of arbitration unless the arbitrator orders otherwise, or unless the parties agree to allocate the costs differently. The parties agree that the award of the arbitrator shall be final and binding.

         (n) Rights of Other Individuals. This Agreement confers rights solely on the Executive and the Company. This Agreement is not a benefit plan and confers no rights on any individual or entity other than the undersigned.

         (o) Headings. The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.


                (remainder of this page left intentionally blank)

         (p) Representation by Counsel. The Executive and the Company hereby acknowledge that each party has been represented by counsel in the negotiation of this Agreement and that each party has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement. The parties further acknowledge that each party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year set forth below.


EXECUTIVE                            BOLT, INC.


/s/ Richard Glosser                  By: /s/ Daniel A. Pelson
-------------------------                ---------------------------------------
    Richard Glosser                          Daniel A. Pelson, President and CEO


Dated:  December 29, 1999            Dated:  December 29, 1999